EXHIBIT 10.43



                          STEEL BEACH PRODUCTIONS, INC.

                        CONTRACT FOR MULTIMEDIA SERVICES



This contract is entered into on the 29th day of February, 2000 (the "Effective Date"), by and between Surgical Safety Products, Incorporated ("SSP") and Steel Beach Productions, Incorporated ("STEEL BEACH") for the purpose of design, development, implementation, and testing of the OASiS Version 3.0 web based application as more fully described below. This contract replaces two earlier agreements, specifically, one agreement for Version 2.0 dated December 30, 1999 in the amount of $37,800 in cash and $37,800 in stock options, and one agreement for Version 3.0 dated December 30, 1999 in the amount of $42,250 in cash and $42,250 in stock options. All efforts expended by Steel Beach Productions under these two contracts will be compensated under the terms of this agreement.



Article One:         CONTRACT DESCRIPTION/PRODUCT SPECIFICATIONS

2. Project Overview: STEEL BEACH will develop the OASiS Version 3.0 in accordance with the specifications and architecture formats provided by SSP. Specifically, the overall application will be written in Macromedia Authorware and/or Director with a portal for XML to accommodate non high-speed access users. Database requirements will be handled by SEQUEL. The product will be loaded and tested from SSP's server and multiple platforms as required. Project specifics are listed in Article 1.8 below.



3. The Project Manager and single point of contact for this contract for SSP will be Eric Hill, 2018 Oak Terrace, Sarasota, FL 34231, 941-927-7874, Fax 941-925-0515, e-mail ehill@touchoasis.com.



4. The Project Manager and single point of contact for this contract for STEEL BEACH will be William Harrell at 8301 Cypress Plaza Drive,
           Suite 100, Jacksonville, Florida, 32256, 904-296-2743 (phone), 904-296-8569, wharrel@steelbeach.com.



5. A project kickoff meeting and several follow up meetings were held by SSP and STEEL BEACH to finalize content and product specifications.



6. At the project kickoff meeting, SSP provided STEEL BEACH the OASiS Version 2.0 software for upgrading to Version 3.0. SSP also made available a test portion on SSP Inservice Server for field-testing and functionality testing purposes.



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7.         SSP user access is via a T-1 or T-2 connection.



8. SSP shall provide a subject matter expert (SME) throughout the term of this contract to answer any technical questions at no cost to Steel Beach. The SME shall be available for questions during normal working hours (8:00am to 5:00pm EST) at the SSP office in Sarasota or will be available via pager.



9. The V3.0 project to be completed by Steel Beach is detailed in the "OASiS Clinical Internetwork V3.0 - Functional Outline - Hospital Network Only" dated 02/01/00, as provided by OASiS to Steel Beach. Specifically, Steel Beach will:



          - Populate V3.0 with content from 30 in-service currently in V2.0. No changes to content.

          - Create one V3.0 in-service module from new material under the guidance of the OASiS subject matter expert.

          - Enhance schematics of V3.0 modules as needed from V2.0 flat files to 2D

          - Insert QTVR 10 second videos into eight V3.0 in-service modules

          - Add interactive multimedia such as light indicators as needed

          - Insert video clips for twelve V3.0 in-service modules

          - Design a new interface for V3.0

          - Design, create a develop a virtual trade show feature with a minimum of two trade show booth looks


1. A Prototype product shall be developed by STEEL BEACH and will consist of:

          - one fully functional V3.0 in-service module, and

          - an example of the product interface and the twelve categories

OASiS shall review and approve the Prototype, or provide written comments to STEEL BEACH as described in Article Seven, Product Review and Approval Process.

2.         The Preliminary Product shall consist of:

          - 24 fully functional V3.0 in-service modules, and

          - the full functionality of all twelve categories, and the population of 75% of these categories with content.

OASiS shall review and approve the Preliminary product, or proved written comments to STEEL BEACH as described in Article Seven, Product Review and Approval Process.





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3.         STEEL BEACH shall  incorporate  any changes  that are  presented,  in writing, by SSP according to the following criteria: STEEL BEACH shall incorporate changes that are within the scope of this effort at no additional charge. Any request for changes that are considered out-of-scope, will not be incorporated until a telephone meeting is held to (1) review the out- of-scope requests, and (2) resolve the request for out-of-scope changes. Out-of-scope change requests may require additional compensation by SSP to STEEL BEACH.

4. STEEL BEACH shall test the Final Product once all the changes have been incorporated into the OASiS Version 3.0 program and provide the Final Product to SSP on March 30, 2000.

5. SSP shall review and accept the Final Product or provide written request for changes to STEEL BEACH. Upon incorporation of all in-scope changes, the Final Product shall be approved by SSP.

6. Once the Final Product is approved by OASiS, Steel Beach will return the 31 in-service modules used to develop this product to OASiS. This will free up storage space in Steel Beach's offices for the next set of in-service module kits to be received and produced.



Article Two:         CONTRACT TERM:

2.1 Contractual services may begin upon the date of full execution of this contract by SSP and STEEL BEACH.

2.2 The contract will be terminated upon deliver and acceptance of the final product by STEEL BEACH to SSP and receipt of all payments for invoices presented by STEEL BEACH to SSP.

Article Three:                 CONTRACT CONSIDERATION:

3.1 The total consideration for all contractual services shall be $80,050.00 in cash and $80,050.00 worth of stock options in SSP Stock Options determined as follows: The common stock option number will be calculated based on the average closing share price (ACSP) in the 20 days of trading prior to deliver of the final product. The exercise price will be 50% of the 20 day average closing price as quoted on the OTCBB listing. The number of options issued will be calculated by this formula: 2 x $80,050 / ACSP. The options have a term of five years and conform to the standard SSP consultant option policy as far as additional terms and details. The Stock Options shall be issued to STEEL BEACH at the time of acceptance of the Final Product. This is a firm-fixed fee contract with progress payments for product deliverables as described herein.

3.2        A 25% deposit  ($20,012.50)  is due with the signing of the contract.
           Deposits in the amount of $20,012.50 have been received and applied to this requirement.

3.3 Progress payment pursuant to this contract will be made as described below:

3.3.1      Payment for Prototype - $25,012.50

3.3.2      Payment for Preliminary Product - $27,025.00

3.3.3      Payment for Final Product - $8,000.00



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3.4        Payment will be handled by submission of invoice by STEEL BEACH to G.
           Michael Swor at SSP at 2018 Oak Terrace, Sarasota, FL 34231 for each deliverable described in Articles One and Three. All payments are NET 10-day terms from receipt of deliverable with accompanying invoice presented by STEEL BEACH to SSP. Interest shall accrue at 1.5% per month for late invoice payments.

3.5 A proposed Product Development Schedule for deliverables will be submitted by STEEL BEACH to SSP. The preliminary development effort is estimated at 90 days fro the project kickoff meeting. Both parties shall agree, in writing, to the schedule developed by STEEL BEACH ad presented to SSP.



Article Four:                  PROPRIETARY INTEREST:

Anything, by whatsoever designation it may be known, that is produced, created, or developed in connection with this contract shall remain the exclusive property of the SSP and may not be copyrighted, patented, or otherwise restricted pursuant to state or federal law or regulation. Neither the STEEL BEACH nor any other individual employed under this contract shall have any proprietary interest in any product, system or program produced, created, or developed, pursuant to this contract. STEEL BEACH will, however, retain the proprietary rights to anything to which such rights had attached prior to the execution of this contract.



Article Five:                  INDEPENDENT CONTRACTOR

STEEL BEACH shall perform and render their services as an independent contractor and not as an agent, representative, or employee of SSP. All the services described herein will be performed by STEEL BEACH in a proper and satisfactory manner as determined by SSP in its reasonable sole discretion.



Article Six:                   COSTS AND EXPENSES:

All costs and expenses, of any nature an type that are incurred by STEEL BEACH while fulfilling the terms of this contract are to be borne by STEEL BEACH. Such costs are to include, but not be limited to: travel, lodging, food, materials, subcontractors and their costs, shipping, leasing, rentals of any variety, salary or other benefits. In no case, other than by amendment of this contract, shall SSP be responsible for any costs beyond those allocated in the section entitled CONTRACT CONSIDERATION above.



Article Seven:                 PRODUCT REVIEW AND APPROVAL PROCESS

SSP shall have ten (10) working days to review and provide written comment back to STEEL BEACH on all deliverables discussed in Articles One and Three. If, after a deliverable by STEEL BEACH to SSP, the latter fails to provide written approval or question the deliverable in writing within ten (10) working days beyond the deliverable date, STEEL BEACH shall consider the



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deliverable approved and move forward with the remaining contract requirements.



Article Eight:                 CHANGES AND CORRECTIONS:

STEEL BEACH agrees to make corrections, as suggested and warranted by SSP, within the scope described in Article One, throughout the contract process. However, substantive changes that are suggested or demanded by SSP after a deliverable is approved will be considered "out-of-scope." Such out-of-scope changes that are insisted upon by SSP may extend the deliverable timelines as set forth herein in a manner that is proportional to the delay caused by the out-of-scope changes. Similarly, such out-of-scope changes may also require additional funding.



Article Nine:                  CANCELLATION:

In the event that both parties cannot come to agreement on the scope of the project or resolve out-of- scope issues, this contract may be terminated by either SSP or STEEL BEACH, by giving thirty (30) days written notice to the other party; said notice shall be sufficient if it is delivered to the party personally or mailed by certified mail to the mailing address as specified herein. In case of cancellation, only the costs actually accrued for services satisfactorily performed prior to the date of cancellation shall be due and payable, and all work in progress shall remain the property of SSP and shall be delivered to SSP upon payment of all outstanding invoices to STEEL BEACH.



Article Ten:                   ENTIRE AGREEMENT:

This contract constitutes the entire agreement of SSP and STEEL BEACH. No other agreement or modification to this contract, expressed or implied, shall be binding on either party unless same shall be in writing and signed by both parties. This contract may not be orally modified. Any modification must be in writing, expressly titled a modification, amendment, or addendum to this contract, attached to this contract, and signed by both parties.



Article Eleven:                FORCE MAJEURE:

Neither party shall be liable for los or damage suffered as a result of any delay or failure in performance under this contract or interruption of performance resulting directly or indirectly from acts of God, civil or miliary authority, acts of public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, floods, water, wind, lightning strikes or labor disputes to the extend such events are beyond the reasonable control of the party claiming excuse from liability resulting therefrom. If a "force majeure event" does occur, the parties agree to negotiate an extension of te contract as appropriate.



Article Twelve:                LIABILITY:

In no event shall SSP or STEEL BEACH liable for any suit or claim for damages or other relief resulting from the acts of the other party.



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Article Thirteen:              PRIORITY:

STEEL BEACH represent that all services required pursuant to this contract shall be given first and immediate priority. Time is of the essence in regards to all elements of this contract.



Article Fourteen:              RENEWAL:

This contract may be renewed by written agreement of all parties.



Article Fifteen:               ATTORNEYS' FEES:

Except as provided by law, the parties agree to be responsible for their own attorneys' fees incurred in connections with any disputes arising under the terms of this contract.



Article Sixteen:               DISPUTES:

This contract shall be governed by and construed in accordance with the laws of Florida.



Article Seventeen:             SEVERABILITY:

The invalidity or unenforceability of any particular provision of this contract shall not affect the other provisions hereof and this contract shall be construed in all respects as if such invalid or unenforceable provision(s) was omitted.



Article Eighteen:              NOTICES:

All notice to be provided pursuant to this contract are to be provided to the parties by directing it to the person and address set forth below:







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           WITH  THEIR  SIGNATURES,  the  parties  agree to all the  provisions, special and general, and all other terms and conditions of this contract. Florida law governs this contract.

/s/ G.  Micheal Swor
--------------------------------------
Surgical Safety Products, Inc.

2/29/2000
-------------------------------------
Date



/s/ Robert L.  Kenny
--------------------------------------
Robert L. Kenny
President
Steel Beach Productions, Inc.

2/29/2000
--------------------------------------
Date